Exhibit 10.30

June 11, 2004

Mr. Daniel H. Berry

7508 E. Buteo Drive

Scottsdale, AZ 85255

Dear Dan,

On behalf of Applied Precision, I am pleased to offer you a position as Executive Vice President, reporting to me at an annualized base salary of $125,000.00; paid bi-weekly at the rate of $4,807.70 starting June 14, 2004.

I would like to point out that, as with other employees, your employment with the Company will be “at will” and either you or Applied Precision may terminate your employment at any time and for any reason.

In accordance with legal requirements, the position offered to you is conditional upon your ability to provide and maintain the proper and necessary documentation required for you and Applied Precision to comply with United States Immigration and Naturalization laws and regulations.

To indicate your formal acceptance of this offer, please return the following at your earliest convenience, but no later than your first day of work.

1)	Signed copy of this letter;

2)	Signed copy of Applied Precision Employee Confidentiality, Inventions, Non-Solicitation and At-Will-Employment Agreement

Dan, I anticipate you being very successful at Applied Precision and being a significant contributor. I am excited about the prospect of having you become a part of our team and look forward to working with you!

Sincerely,

/s/ Ron C. Seubert
Ron Seubert
CEO

I accept this offer of employment with Applied Precision, LLC and agree to the terms and conditions outlined in this letter.

/s/ Daniel H. Berry	6/11/04
Daniel H. Berry	Date

Applied Precision, LLC

Corporate Headquarters: 1040 12th Avenue N.W. • Issaquah, Washington 98027-8929 • Phone (425) 557-1000 • Fax (425) 557-1055

European Office: 121 High Street • Marlborough SN8 1LZ • United Kingdom • Phone +44 1672 518350 • Fax +44 1672 518359

www.appliedprecision.com